Exhibit 4.2

This 2028 NOTES SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of August 14, 2023 (the “Issue Date”), among INGERSOLL RAND INC., a Delaware corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of August 14, 2023 (the “Indenture”), providing for the issuance by the Company from time to time of its Securities to be issued in one or more series;

WHEREAS, Sections 2.01 and 9.01 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders of Notes, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of Securities;

WHEREAS, the Company intends by this Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “5.400% Senior Notes due 2028” (the “Notes”);

WHEREAS, pursuant to Section 9.01(11) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture (as it relates to the Notes), without the consent of any Holder of Notes; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Indenture to make this Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01.      Definitions. (a)  All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Indenture.

(b)          The following are definitions used in this Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease of any property (whether real, personal or mixed) that, in conformity with GAAP, the lessee is, or is required to, account for as a capital lease on its balance sheet; provided that leases that are or would be characterized as operating leases of the lessee in accordance with GAAP as in effect on January 1, 2012 (whether or not such operating leases were in effect on such date) shall continue to constitute operating leases (and not Capital Leases) for purposes of this definition regardless of any change in GAAP following such date that would otherwise require such leases to be accounted for as capital leases on the lessee’s balance sheet.

“Change of Control” means the occurrence on or after the Issue Date of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one or more of its Subsidiaries;

(2)	the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)	the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, a Person or group shall not be deemed to beneficially own Voting Stock (i) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) as a result of the existence of such agreement until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (ii) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1)(A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (B) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding Voting Stock, measured by voting power rather than number of shares, of (A) a holding company (which shall include a parent company) of which the Company is a direct or indirect wholly owned subsidiary, (B) a Person to whom all or substantially all of the assets of the Company and its Subsidiaries has been sold, leased, transferred, or otherwise conveyed, or (C) the surviving Person in a merger, consolidation or combination of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

“Debt” means with respect to a Person all obligations of such Person for borrowed money (including interest) and all obligations of any other Person for borrowed money (including interest) guaranteed by such Person.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Investment Grade Rating” means a rating equal to or better than (i) BBB- (or the equivalent) by Fitch, (ii) Baa3 (or the equivalent) by Moody’s, (iii) BBB- (or the equivalent) by S&P, and (iv) the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Par Call Date” means July 14, 2028.

“Permitted Liens” means:

(1)	Liens under the Senior Secured Credit Facilities;

(2)	Liens (other than Liens under the Senior Secured Credit Facilities) existing on the Issue Date;

(3)	Liens in favor of the Trustee for the benefit of Holders of the Notes;

(4)	(a) Liens in favor of the Company and (b) Liens of a Material Subsidiary in favor of one or more of its other Subsidiaries;

(5)	Liens on any property existing at the time the Company or a Material Subsidiary acquired or leased such property, including property acquired by the Company or a Material Subsidiary through a merger or similar transaction;

(6)	Liens on any Principal Property to secure Debt incurred to provide funds for all or part of the cost of acquisition, construction, development, replacement, repair or improvement of such Principal Property, whether through the direct purchase of assets or the equity interests of any Person owning such assets; provided that (a) such Liens are limited to the Principal Property which was so acquired, constructed, developed or improved, as applicable, and (b) the commitment of the creditor to extend the Debt secured by any such Lien shall have been obtained not later than 24 months after the later of (i) the completion of the acquisition, construction, development, replacement, repair or improvement of such Principal Property and (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed, replaced, repaired or improved;

(7)	Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(8)	Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(9)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(10)	Liens securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (b) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (c) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(11)	Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(12)	easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property that in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary course conduct of the business of the Company or the business of the Company’s Subsidiaries, taken as a whole;

(13)	Liens securing obligations in respect of Capital Leases on assets subject to such leases; provided that such leases are not otherwise prohibited;

(14)	any Lien renewing, extending or replacing any Lien referred to in any of clauses (2) through (13) above, to the extent that (a) the principal amount of the Debt secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension or replacement are encumbered thereby;

(15)	Liens securing Debt in an aggregate amount at the time of the creation of such Lien that, together with (a) the amount of Debt secured by other Liens pursuant to this clause (15) at such time and (b) the amount of Attributable Debt in respect of Sale and Leaseback Transactions entered into pursuant to Section 5.02(a) at such time, do not exceed an amount equal to the greater of (i) 15% of Consolidated Tangible Assets and (ii) $1,000 million; or

(16)	Liens arising under the Indenture in favor of the Trustee, in its capacity as such, for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such indebtedness.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Rating Agency” means each of Fitch, Moody’s and S&P, or if at least two of such agencies shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies (as defined in Section 3(a)(62) of the Exchange Act), as the case may be, selected by the Company which shall be substituted for Fitch, Moody’s or S&P, or two of them, as the case may be.

“Rating Decline” means the occurrence of a decrease in the rating of the Notes by one or more gradations by any two of three Rating Agencies (including gradations within the rating categories, as well as between categories), during the period beginning on the earlier of (x) the date of public notice of the occurrence of a Change of Control, (y) public notice of an arrangement that could result in a Change of Control or (z) the date that the possibility of such transaction was disclosed to any of the Rating Agencies and ending 60 days following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced ratings review for a possible downgrade by any of the Rating Agencies, it being understood that a change in ratings outlook by any of the Rating Agencies shall not extend such period). Notwithstanding the foregoing, a Ratings Decline shall not be deemed to have occurred so long the Notes have an Investment Grade Rating from at least two of three Rating Agencies at the end of such period.

“Revolving Credit Facility” means the Company’s $2,000.0 million revolving credit facility, which forms a part of the Senior Secured Credit Facilities.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any of its Subsidiaries transfers such property to another Person and the Company or such Subsidiary leases or rents it from such Person.

“Senior Secured Credit Facilities” means that certain senior secured credit agreement, dated as of July 30, 2013, among the Company, the administrative agent and the other parties thereto, as amended by amendments number 1 through 9 thereto, and as the same may be further amended, restated or otherwise modified from time to time (other than any further amendment, restatement or other modification that would have the effect of extending the maturity thereof, increasing the borrowing capacity thereunder or otherwise refinancing any Debt thereunder). For the avoidance of doubt, the “Senior Secured Credit Facilities” shall include the Revolving Credit Facility, but shall not include any additional commitments or incremental loans on or after August 8, 2023.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

SECTION 1.02.      Other Definitions.

Term	Defined in Section
“Additional Note”	2.04(f)
“Alternate Offer”	4.01(a)
“Change of Control Offer”	4.01(a)
“Change of Control Payment”	4.01(a)
“Change of Control Payment Date”	4.01(b)(v)
“Interest Payment Date”	2.04(c)
“Maturity Date”	2.04(b)
“Regular Record Date”	2.04(c)

SECTION 1.03.      Incorporation by Reference of Trust Indenture Act. This Supplemental Indenture is subject to the mandatory provisions of the TIA, which are hereby incorporated by reference in and made a part of this Supplemental Indenture. The following TIA terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder of the Notes.

“indenture to be qualified” means this Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities, if any.

All other TIA terms used in this Supplemental Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rules promulgated under the TIA have the meanings assigned to them by such definitions.

SECTION 1.04.      Rules of Construction. The provisions of Section 1.04 (Rules of Construction) of the Indenture shall apply to this Supplemental Indenture, mutatis mutandis.

ARTICLE II

Application of Supplemental Indenture
and Creation, Forms, Terms and Conditions of Notes

SECTION 2.01.      Application of this Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes. The Notes constitute a separate series of Securities as provided in Section 2.01 of the Indenture.

SECTION 2.02.      Creation of the Notes. In accordance with Section 2.01 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of $500,000,000.

SECTION 2.03.      Form of the Notes. The Notes shall each be issued in the form of a Global Security, duly executed by the Company and authenticated by the Trustee, which shall be deposited with Deutsche Bank Trust Company Americas as custodian for the Depositary or its nominee and registered in the name of the Depositary or its nominee. The Depositary for the Notes shall initially be DTC, and the Notes representing Global Securities shall initially be registered in the name of “Cede & Co.”, as the nominee of DTC. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depositary or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

SECTION 2.04.      Terms and Conditions of the Notes. The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a)          Title; No Limit. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.

(b)          Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on August 14, 2028 (the “Maturity Date”).

(c)          Payment of Principal and Interest. The Notes shall bear interest at 5.400% per annum, from and including August 14, 2023, or from the most recent Interest Payment Date on which interest has been paid, until the principal thereof becomes due and payable, and on any overdue principal. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in U.S. Dollars on February 14 and August 14 of each year, beginning on February 14, 2024 (each such date, an “Interest Payment Date” for the purposes of this Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on the January 31 or July 31 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this Supplemental Indenture). Notwithstanding anything to the contrary contained herein or in the Indenture, (i) if any Interest Payment Date would otherwise be a day that is not a Business Day, that Interest Payment Date shall be postponed to the next date that is a Business Day and (ii) if the Maturity Date falls on a day that is not a Business Day, the related payment of principal and interest for the Notes shall be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable in respect of such Notes for the period from and after the Maturity Date to the next Business Day.

(d)          Registration and Form. The Notes shall be issuable initially as Global Securities as provided in Section 2.03. The Notes shall be issued and may be transferred only in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. All payments of principal, Redemption Price, any purchase price relating to a Change of Control Offer and accrued unpaid interest in respect of the Notes shall be made by the Company as set forth in the Notes.

(e)          Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 8.02 of the Indenture, and the provisions for covenant defeasance in Section 8.03 of the Indenture, shall be applicable to the Notes. If the Company shall effect a defeasance of the Notes pursuant to Section 8.02 or Section 8.03 of the Indenture, the Company shall cease to have any obligation to comply with the covenants and agreements set forth in Articles IV and V of this Supplemental Indenture.

(f)           Further Issuance. Notwithstanding anything to the contrary herein or in the Indenture, the Company may, from time to time, without giving notice to or seeking consent of the Holders of the Notes, create and issue additional Notes having the same interest rate, maturity and other terms (except for the issue date, the public offering price, the first Interest Payment Date and the date from which interest shall accrue) as, and ranking equally and ratably with, the Notes (“Additional Notes”). Additional Notes, together with the previously outstanding Notes, shall constitute and form a single series of Notes under the Indenture, including for purposes of voting and redemptions, and any Additional Notes will be fungible with the existing Notes for United States federal income tax purposes. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes or if the Additional Notes will not be fungible with the existing Notes for United States federal income tax purposes.

(g)          Redemption. The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

(h)          Ranking; No Guarantees. The Notes will be senior unsecured obligations of the Company and will: (i) rank equally in right of payment with all of the Company’s other senior unsecured indebtedness from time to time outstanding and (ii) rank senior in right of payment to all of the Company’s subordinated indebtedness from time to time outstanding. The Notes will not be entitled to the benefit of any guarantees by any Person.

(i)           Sinking Fund. The Notes are not entitled to any sinking fund.

(j)           Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

Redemption; Certain Purchases

SECTION 3.01.      Optional Redemption. (a) At any time prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (ii) interest accrued thereon to the Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

(b)          At any time on or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c)          The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. Any redemption pursuant to this Section 3.01 shall be made in accordance with Article V of the Indenture.

SECTION 3.02.      Open Market Purchases. The Company and its Affiliates may at any time and from time to time acquire the Notes by means other than a redemption, whether pursuant to a tender offer, purchases in the open market, in privately negotiated transactions or otherwise.

SECTION 3.03.      Conditional Offer to Purchase. (a) Any offer to purchase the Notes may, at the Company’s discretion, be given in connection with another transaction (or series of related transactions) and prior to the completion or the occurrence thereof, and any such purchase may, at the Company’s discretion, be subject to one or more conditions precedent, including completion or occurrence of the related transaction or event, as the case may be. In addition, the Company may provide in such offer to purchase that payment of the purchase price and performance of the Company’s obligations with respect to such purchase may be performed by another Person (but the Company shall remain responsible in the event of any failure of such other Person to perform any such obligation).

(b)          Subject to applicable law, if such offer to purchase is subject to satisfaction of one or more conditions precedent, such offer shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the purchase date may be delayed until such time (including more than 60 days after the date the offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such offer to purchase may not occur and such offer to purchase may be rescinded in the event that the Company reasonably believes that any or all of such conditions will not be satisfied.

(c)          Unless the offer to purchase has been rescinded in accordance with Section 3.03(b), on the date fixed for the purchase date or such date as so delayed (i) the purchase price for the Notes accepted for purchase (including accrued and unpaid interest and Additional Amounts, if any, to the purchase date or such date as so delayed) becomes due and payable on each Note, or the portion thereof, accepted for purchase and (ii) unless the Company defaults in making such payment, interest and Additional Amounts, if any, on the Notes (or the portions thereof) accepted for purchase shall cease to accrue on and after said date.

ARTICLE IV

Change of Control

SECTION 4.01.      Change of Control. (a)  Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of all of the Notes in accordance with Section 3.01 of this Supplemental Indenture and Article V of the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below, at a purchase price equal to 101% of the principal amount of the Notes purchased (or such higher amount as the Company may determine (the “Change of Control Offer” and, any Change of Control Offer at such a higher amount, an “Alternate Offer”)) plus accrued and unpaid interest, if any, thereon to, but not including, the Change of Control Payment Date (a “Change of Control Payment”).

(b)          Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail or send electronically pursuant to applicable Depositary procedures or regulations a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice shall state:

(i)           that a Change of Control Offer is being made in accordance with the Indenture and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii)          the purchase price payable in respect of the Notes purchased in the Change of Control Offer;

(iii)         that on the Change of Control Payment Date (1) the purchase price for the Notes accepted for purchase (including accrued and unpaid interest and Additional Amounts, if any, to the Change of Control Payment Date) becomes due and payable on each Note, or the portion thereof, accepted for purchase and (2) unless the Company defaults in making such payment, interest and Additional Amounts, if any, on the Notes (or the portions thereof) accepted for purchase shall cease to accrue on and after the Change of Control Payment Date;

(iv)         that, in case any Note is purchased in part only, on and after the Change of Control Payment Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unpurchased;

(v)          the purchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is so mailed or sent electronically, other than as may be required by law; provided that the purchase date may be delayed, in the Company’s discretion, until such time (including more than 60 days after the notice is mailed or delivered) as any or all such conditions referred to in the following clause (vi) shall be satisfied or waived (the purchase date, as it may be so delayed, the “Change of Control Payment Date”);

(vi)         if such notice is sent prior to the date of consummation of the Change of Control, (1) that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date and a description of each other condition that the Change of Control Offer is subject to, as applicable, and (2) if applicable, that, in the Company’s discretion, the Change of Control Payment Date may be delayed (including more than 60 days after the notice is mailed or delivered) until such time as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Change of Control Payment Date, or such notice may be rescinded at any time in the Company’s discretion if the Company reasonably believes that any or all of such conditions (including the occurrence of the Change of Control Triggering Event) will not be satisfied or waived by the Change of Control Payment Date;

(vii)        that (1) any failure by the Company to make the Change of Control Payment for all Notes validly tendered and not validly withdrawn pursuant to a Change of Control Offer on or before the 90th day following the occurrence of the applicable Change of Control Triggering Event shall constitute an Event of Default with respect to the Notes and (2) no rescission of any notice of purchase shall relieve the Company of its obligations to complete the Change of Control Offer in the event a Change of Control Triggering Event does occur; and

(viii)       the instructions, as determined by the Company, consistent with the Indenture and this Supplemental Indenture, that a Holder of Notes must follow in order to have its Notes purchased pursuant to the Change of Control Offer.

(c)          Notwithstanding anything to the contrary herein or in the Indenture, (i) any failure by the Company to make the Change of Control Payment for all Notes validly tendered and not validly withdrawn pursuant to a Change of Control Offer on or before the 90th day following the occurrence of the applicable Change of Control Triggering Event shall constitute an Event of Default with respect to the Notes and (ii) no rescission of any notice of purchase shall relieve the Company of its obligations to complete the Change of Control Offer in the event a Change of Control Triggering Event does occur.

(d)          Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(e)          On each Change of Control Payment Date, the Company will, to the extent lawful:

(i)             accept for payment all Notes or portions of Notes validly tendered and not validly withdrawn pursuant to the applicable Change of Control Offer;

(ii)            deposit with the Paying Agent (or, if the Company is acting as its own paying agent, segregate and hold in trust in accordance with the Indenture) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered and not validly withdrawn pursuant to the applicable Change of Control Offer; and

(iii)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(f)           The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes validly tendered and not validly withdrawn under its offer. A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g)          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer). To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.

ARTICLE V

Covenants

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article III of the Indenture, which shall in all respects be applicable in respect of the Notes.

SECTION 5.01.      Limitation on Liens. The Company will not, and will not permit any Material Subsidiary to, create, assume or permit to exist any Lien (other than Permitted Liens) on any Principal Property, now owned or hereafter acquired by the Company or any Material Subsidiary, to secure Debt, unless the Notes are simultaneously or prior thereto secured equally and ratably with (or prior to) such Debt, for so long as such Debt shall be so secured.

SECTION 5.02.      Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by the Company or such Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(a)          the Company or such Material Subsidiary, at the time of entering into such Sale and Leaseback Transaction, would be entitled to incur Debt secured by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction, without equally and ratably securing the Notes, pursuant to clause (15) of the definition of “Permitted Liens”;

(b)          (i) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value of the Principal Property leased pursuant to such transaction (as determined by the Board of Directors of the Company in good faith) and (ii) an amount equal to the greater of (x) the net proceeds of the sale or transfer and (y) the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 180 days of the Sale and Leaseback Transaction to either (1) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (2) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of the Company (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(c)          the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(d)          the lease is between the Company and a Material Subsidiary or between Material Subsidiaries.

ARTICLE VI

Events of Default

SECTION 6.01.      For the avoidance of doubt, (a) the Events of Default in Article VI of the Indenture shall be applicable to the Notes and (b) the events specified as Events of Default in Section 4.01(c) shall be Events of Default with respect to the Notes.

ARTICLE VII

Miscellaneous

SECTION 7.01.      Ratification of Indenture. This Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

SECTION 7.02.      Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be.

SECTION 7.03.      Provisions of General Application. The provisions of Sections 11.02 (Notices), 11.03 (E-Signatures), 11.10 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial) and 11.13 (Multiple Originals) of the Indenture shall apply to this Supplemental Indenture, mutatis mutandis.

SECTION 7.04.      Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 7.05.      Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 7.06.      Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Company and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

INGERSOLL RAND INC.,

By:	/s/ Andrew Schiesl
	Name:	Andrew Schiesl
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

[Signature page to the 2028 Notes Supplemental Indenture]

TRUSTEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

By:	/s/ Sebastian Hidalgo
	Name:	Sebastian Hidalgo
	Title:	Assistant Vice President

[Signature page to the 2028 Notes Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. 45687V AA4
ISIN NO. US45687VAA44

INGERSOLL RAND INC.

5.400% SENIOR NOTE DUE 2028

$	No.:

INGERSOLL RAND INC., a Delaware corporation (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $                  or such other principal amount as shall be set forth on Schedule I hereto on August 14, 2028, and to pay interest thereon at the rate of 5.400% per annum, from and including August 14, 2023, or from the most recent Interest Payment Date on which interest has been paid, until the principal thereof becomes due and payable, and on any overdue principal. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in U.S. Dollars on February 14 and August 14 of each year, beginning on February 14, 2024 (each such date, an “Interest Payment Date”).

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which will be the January 31 or July 31 (whether or not that date is a Business Day), as the case may be (each, a “Regular Record Date”), immediately preceding each Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.  Payment of the principal of and interest on this Note (including any Redemption Price or purchase price relating to a Change of Control Offer) will be made at the office or agency of the Company maintained for that purpose pursuant to the Indenture (initially the corporate trust office of the Trustee located at 1 Columbus Circle, 17th Floor, 10019 in New York, NY (the “Corporate Trust Office”)), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that payments on this Note shall be made by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register or, at the option of the Company if the Company is acting as its own paying agent, by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register.  Payments of principal and interest at maturity will be made against presentation of this Note at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by wire transfer.

Exhibit A - Page 2

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof by the manual, electronic or facsimile signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A - Page 3

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

Date:

INGERSOLL RAND INC.

By:
Name:
Title:

Exhibit A - Page 4

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

Exhibit A - Page 5

(Reverse of Note)

INGERSOLL RAND INC.

5.400% SENIOR NOTES DUE 2028

1.
Indenture.  This Note is one of a duly authorized issue of securities of the Company designated as its 5.400% Senior Notes due 2028 (the “Notes”) unlimited in aggregate principal amount issued and to be issued under an indenture, dated as of August 14, 2023 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), and the 2028 Notes Supplemental Indenture No. 1, dated as of August 14, 2023 (the “Supplemental Indenture”; the Base Indenture as so supplemented by the Supplemental Indenture and as it may be further supplemented or amended from time to time, the “Indenture”), between the Company and the Trustee.  All capitalized terms used and not defined in this Note shall have the meanings ascribed thereto in the Indenture. In the event of a conflict between any provision of this Note and the Indenture, the terms of the Indenture shall govern.

The terms of the Notes, and the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, include those stated in the Indenture and those made part of the Indenture by reference to the mandatory provisions of the TIA, and Holders are referred to the Indenture and the TIA for a statement thereof and for the definitions of capitalized terms used but not defined herein.

2.
Optional Redemption.  The Company may redeem the Notes at its option, in whole or in part, at any time and from time to time prior to the Maturity Date, in accordance with Section 3.01 of the Supplemental Indenture and Article V of the Base Indenture.

3.
Change of Control Offer.  Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of all of the Notes pursuant to paragraph 2 of this Note, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to a Change of Control Offer made in accordance with Section 4.01 of the Supplemental Indenture.

4.
Defaults and Remedies.  The Events of Default with respect to the Notes are defined in the Indenture.  Upon an occurrence of an Event of Default with respect to the Notes, the rights and obligations of the Company, the Trustee and the Holders of the Notes shall be as provided in Section 6.01 of the Supplemental Indenture and Article VI of the Base Indenture.

5.
Amendments, Supplements and Waivers.  The Indenture (as it relates to the Notes) or the Notes may be amended or supplemented, and compliance in a particular instance by the Company with any provision of the Indenture (as it relates to the Notes) or the Notes may be waived, as provided in Article IX of the Base Indenture.  Subject to certain exceptions and limitations as set forth in the Indenture, such amendment, supplement or waiver may require only the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.

Exhibit A - Page 6

6.
Obligations Absolute.  No provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest and any Additional Amounts on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7.
Denominations; Transfer; Exchange.

The Notes are issuable only in fully registered form, without coupons, in minimum denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.  As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Securities Register of the Company, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instruction of transfer in form satisfactory to the Company, and duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, on which instruction the Company can rely, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than such transfer tax or similar governmental charge payable on exchanges pursuant to Section 2.13, Section 5.07 or Section 9.05 of the Base Indenture).

8.
Persons Deemed Owners.  Prior to the due presentment of this Note for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

9.
Individual Rights of Trustee.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship, nor restrict the Trustee in providing, or continuing to provide, financial or other services to such parties.

10.
No Recourse Against Others.  No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Exhibit A - Page 7

11.
Authentication.  This Note shall not be valid until authenticated by the manual, electronic or facsimile signature of the Trustee or an authenticating agent.

12.
Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

13.
CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed thereon.

14.
Governing Law.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Exhibit A - Page 8

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.
Exhibit A - Page 9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, state the amount in principal amount:  $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Exhibit A - Page 10

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

Exhibit A - Schedule 1